EXHIBIT 1.01

COCA-COLA ENTERPRISES INC.

(a Delaware corporation)

Senior Debt Securities

TERMS AGREEMENT

Date: September 16, 1999

TO:    COCA-COLA ENTERPRISES INC.
         2500 Windy Ridge Parkway
         Atlanta, Georgia 30339

RE:   Underwriting Agreement dated September 16, 1999

SENIOR DEBT SECURITIES

Title of Senior Debt Securities:	7.125% Notes Due 2009

Principal amount to be issued:	$300,000,000

Interest Rate:	7.125%

Interest payment dates:	Payable on September 30 and March 30 of each year, commencing March 30, 2000

Date of maturity:	September 30, 2009

Redemption provisions:	None

Sinking fund requirements:	None

Delayed Delivery Contracts:	Not authorized

Fee:	.650%

Public offering price:	99.539%

Underwriting Discount:	$1,950,000

Net Payment by Underwriters to Coca-Cola Enterprises Inc.:	$296,667,000

Closing date and location: September 22, 1999, at 10:00 a.m., New York City time, at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

Notice to the Underwriters pursuant to Section 11 of the Underwriting Agreement shall be given to: Utendahl Capital Partners L.P., 30 Broad Street, New York, New York 10004, Attention: Investment Banking Department-Transactions Advisory Group.

Place of delivery of Securities: Through the facilities of The Depository Trust Company to the account of Credit Utendahl Capital Partners L.P., 30 Broad Street, New York, New York 10004.

Modifications to the Underwriting Agreement:

      None.

      Each Underwriter listed below agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of Senior Debt Securities set forth opposite its name below:

Underwriter	7.125% Notes Due 2009
Utendahl Capital Partners, L.P.	$195,000,000
Deutsche Bank Alex. Brown	$67,500,000
The Williams Capital Group, L.P.	$37,500,000
Total	$300,000,000

UTENDAHL CAPITAL PARTNERS, L.P.
DEUTSCHE BANK ALEX. BROWN
THE WILLIAMS CAPITAL GROUP, L.P.

BY UTENDAHL CAPITAL PARTNERS, L.P.

   S/ JOHN O. UTENDAHL

By___________________________
Name:
Title:

Accepted:

COCA-COLA ENTERPRISES INC.

   S/ PATRICK J. MANNELLY

By___________________________
Name:     Patrick J. Mannelly
Title:       Vice President and
               Chief Financial Officer